(RITE AID
          CORPORATION - LOGO)

          CONTACTS:

          MEDIA:                             INVESTORS:
          SUZANNE MEAD                       FRANK BERGONZI
          VP Corporate Communications        Executive VP and CFO
          (717) 975-5887                     (717) 975-5750

                              JOELE FRANK/CHUCK BURGESS
                              Abernathy MacGregor Scanlon
                              (212) 371-5999

          FOR IMMEDIATE RELEASE

               RITE AID FURTHER EXTENDS OFFER FOR REVCO
                       ____________________

               CAMP HILL, PA, JANUARY 16, 1996 -- Rite Aid
          Corporation (RAD: NYSE, PSE) and its subsidiary Ocean Acquisition Corporation announced today that they have extended the expiration date of Ocean Acquisition's $27.50 per share cash tender offer to purchase 35,144,833 shares of common stock of Revco D.S., Inc. (RXR: NYSE) to 7:00 p.m., New York City time, on Wednesday, January 31, 1996. The offer had previously been scheduled to expire at 7:00 p.m., on Tuesday, January 16, 1996. As of 5:00 p.m., New York City time, on Friday, January 12, 1996, 22,899,669 shares of Revco common stock (including 161,974 shares pursuant to guaranteed deliveries) had been validly tendered in the offer. As previously announced, Rite Aid is in the process of responding to a request for additional information made by the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

               As previously announced, the tender offer is being made pursuant to a merger agreement between Rite Aid, Ocean Acquisition and Revco. The tender offer will be followed by a second-step merger in which each share of Revco not acquired in the tender offer will be converted into the right to receive Rite Aid common stock and/or under certain circumstances, cash.

               Rite Aid Corporation, based in Camp Hill,
          Pennsylvania, is the nation's largest drugstore chain, with over 2,700 stores in 21 states and the District of Columbia.

               General information about Rite Aid including corporate background and press releases is available, free of charge, through the company's News-On-Demand fax service at (800) 916-7788.